Exhibit 1

Agreement

The undersigned agree that this Schedule 13D/A, dated March 16, 2012, relating to Common Stock, $.0001 par value, of KapStone Paper and Packaging Corporation is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

March 16, 2012
Date

/s/ Roger Stone
Roger Stone

ROGER AND SUSAN STONE FAMILY FOUNDATION

/s/ Roger Stone
Roger Stone, President

ROGER W. STONE 2009 GRAT DATED
JUNE 3, 2009

/s/ Roger Stone
Roger Stone, Trustee